Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript

February 26, 2016

11:30 a.m. ET

Q4 2015

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President, Strategic Planning
Steven Udvar-Házy	Chairman and CEO
John Plueger	President and COO
Greg Willis	Senior Vice President and CFO

ANALYST PARTICIPANTS

Michael Linenberg	Deutsche Bank Research
Jason Arnold	RBC Capital Markets
Jamie Baker	JPMorgan
Steve Stern	Cowen and Company
Arren Cyganovich	DA Davidson & Co
Kristine Liwag	Bank of America Merrill Lynch
Christopher Nolan	FBR & Company
Moshe Orenbuch	Credit Suisse
Andrew Light	Citigroup

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Q4 2015 earnings conference call. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to introduce your host for today's conference, Mr. Ryan McKenna, Vice President and Head of Strategic Planning. Sir, you may begin.

Ryan McKenna – Air Lease Corporation – VP, Strategic Planning

Good afternoon, everyone, and welcome to Air Lease Corporation's fourth-quarter and year-end 2015 earnings call. This is Ryan McKenna, Vice President, and I'm joined this afternoon by Steve Hazy, our Chairman and Chief Executive Officer; John Plueger, our President and Chief Operating Officer; and Greg Willis, our Senior Vice President and Chief Financial Officer.

Earlier today, we published our fourth-quarter and year-end 2015 results. A copy of our earnings release is available on the Investors section of our website at www.AirLeaseCorp.com.

This conference call is being webcast and recorded today Friday, February 26, 2016, and the webcast will be available for replay on our website.

At this time, all participants to this call are in listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense and stock-based compensation expense. These statements and any projections as to the Company's future performance represent management's estimates of future results and speak only as of today, February 26, 2016. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will use during this call such as adjusted pretax income, adjusted diluted earnings per share, are non-GAAP measures. A description for our reasons for utilizing these non-GAAP measures as well as our definition of them and a reconciliation to corresponding GAAP measures can be found in the earnings release and 10-K we issued today. This release can be found in both the Investors and Press section of our website at www.AirLeaseCorp.com.

Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over tour Chairman and Chief Executive Officer, Steve Hazy.

Steven Udvar-Házy – Air Lease Corporation – Chairman and CEO

Thanks, Ryan. Good morning to everyone and thank you for joining us today. I'm pleased to report that, for the year ended 2015, Air Lease recorded total revenues of $1.2 billion versus $1.1 billion in 2014, an increase of 16.4%. For the same year, we recorded adjusted net income of $508 million versus $439 million in 2014, which represents a 15.8% growth year-over-year. This has resulted in an adjusted diluted EPS of $4.64 for the year 2015 versus $4.03, an increase of 15.1% year-over-year.

During the fourth quarter, ALC recorded revenues of $327 million, which is the highest in our history versus, $286 million in 2014's fourth quarter, representing a 14.3% growth. Adjusted net income grew by 11.6% in the fourth quarter versus the prior year to $133 million. And adjusted net income of $1.21 per share during the fourth quarter also represents an 11% growth versus the fourth quarter of 2014.

These financial returns represent the fifth consecutive year of leading and growing results that reflect the strength of our aircraft leasing platform.

Let me begin by stating that the current business environment in the aviation industry remains quite strong. Airlines are performing well broadly, generating record profits. Lease rates are solid, liquidity is good, and aircraft values are robust in the secondary marketplace.

Financial markets remain volatile and we perceive the fears that are currently shaping headlines as overblown.

Let me repeat what I said last quarter. We have heard many questions about slowing GDP growth in emerging markets, a slowdown in China, concerns about currency, production rate increases and residual values of current aircraft. Yet, once again, our financial results and overall fleet metrics reflect the consistency in our team's execution as well as our continued outperformance relative to our peers. I want to be absolutely clear that none of these topics are new issues or matters for us that we have not dealt with successfully many times before.

We are always focused on overall passenger demand and IATA, the International Air Transport Association, recently published a 6.5% growth in passenger traffic for the full year of 2015. This is an extremely strong figure that exceeded most forecasts. And when it is compared to capacity growth year-over-year of 5.6% and record load factors in the industry of 80.3%, it suggests to me that there is a very healthy supply and demand balance in the market.

We are always cautious on supply increases from the manufacturers, but the fundamental data is very clear in stating that the market is not oversupplied.

There is a very strong replacement market underway. We are serving this demand with our current aircraft in our fleet and the extremely solid pipeline that has yet to deliver, which is why we can again report that there's no change in our current lease rate factors or on the planes scheduled to deliver in the next two to three years.

The old industry adage of lease rates tracking interest rates may be very well true for those players that focus on the sale-leaseback market, but ALC's rental yields have held constant while interest rates have fallen over the past several years with no appreciable change to the age, lease duration or composition of our fleet. This stability is a clear verification of our performance and should be rewarded in the marketplace.

Low fuel prices are undoubtedly a positive for the airline industry's profitability and have way more than offset currency fluctuations in emerging markets. I feel that there are many misconceptions about how fuel impacts the relative demand for new versus used aircraft as a result fuel prices.

While low energy prices can extend the lives and values of mid- and end-of-life jets as a result of lower direct operating costs, this is very rarely ever the same customer who is looking to replace an aircraft with a brand-new jet. These are significantly different product offerings that serve different segments of the market. With the passenger demand picture in such excellent shape, these aircraft of different ages are complements rather than substitutes, and this is why we have seen no change to lease rates on our new planes while simultaneously seeing strong demand for good used aircraft.

Concerns about China remain a focus on Wall Street. And I just came back last week from China and our team continues to see strong performance from the Chinese airlines as well as very, very strong demand for the leased product of new technology airplanes. There is strong secular growth with airports under development and we continue to see IATA publish double digit, I repeat double digit, passenger traffic increases year-over-year.

Even if Chinese GDP growth were to slow down further, there is an enormous amount of replacement growth demand in the Chinese aviation market and the surrounding countries that will persist for many, many years in the future.

Owing to the strong performance of our Company since our inception, and confidence in our future and continued growth, ALC's Board of Directors recently declared an increase in our quarterly cash dividend to shareholders of $0.05 per share. We have delivered outstanding results while building the best in class fleet on strong long-term leases with a globally diversified customer base and a growing asset management business.

Now I would like to turn this over to John Plueger, our President and COO, who will further discuss our operations and strategic positioning.

John Plueger – Air Lease Corporation – President and COO

Thanks Steve. On an overall basis, our core leasing operations remain strong and our customers are performing well. As Steve just indicated, on a global overall basis, demand remains strong. Asia and China have not slowed, but we do see some known areas of regional weakness in South America and Russia. However, we do believe, in this regard, that those two regions will present opportunities for us as we anticipate Airbus and Boeing will be giving up some new additional slots that we will be able to seize upon and place in other regions of the world.

During 2015, our team signed leases on 120 aircraft with 46 customers across 35 countries. There is no stronger signal for demand for high-quality new and used aircraft than those results indicate. The lease rates on our current fleet are consistent and unchanged, and the forward placements are continuing at these expected levels.

This past quarter, we took delivery of six aircraft from our order book, acquired three incremental units, and sold four aircraft. We continue to execute our business with the consistency that our airline partners and investors have come to expect.

Take a look at the placement table in our 10-K, which indicates that we are 94% placed in 2016, 97% placed in 2017, and 62% placed in 2018. However, I want to indicate something very important. There are two unplaced ATR aircraft that are included in the 2016 figure which are being transferred to Nordic Aviation Capital as part of the sale announced in December. So we are not going to be responsible for those and so therefore we are actually fully placed for 2016.

In summary, we're right on track with how we target aircraft placements from our order book 18 to 36 months ahead of delivery. I want to remind you that as we seize upon additional future aircraft opportunities such as the incremental aircraft I outlined earlier from regional softness, these placement percentages and our forward pipeline will vary slightly quarter to quarter.

Now, last quarter, I gave a detailed perspective on the wide-body market and I want to echo those views have not changed at all. The market commentators have inaccurately portrayed this segment of the market as weak. Quite the opposite, we view strong demand from our airline customers and have signed more wide-body deals in the last six months prior -- more than any other prior year or period in ALC's six-year history.

Specifically, since June 1, we have announced the following wide-body lease placements -- with EVA in Taiwan, four 787-9s and two 787-10s; with EL AL, two 787-9s; with MAS, four A350-900s; with Oman one 787-9; with Hawaiian Airlines, one A330-200; with Vietnam, eight Boeing 787-10s. In total, since June 1, these placements account for 22 aircraft of which 17 are 787s, four are A350- 900s and one is an A330-200.

Further, we indicated that the simple supply-demand environment is well regulated by the duopoly at the manufacturers. Boeing proved this by reducing production rates on the 777 as they bridge to the 777X. Both Boeing and Airbus will continue to adjust production levels up and down as the market requires, and this should help calm the overblown fears that seem to have dominated headlines in recent months.

Prior to year end, we announced that ALC had reached agreement with Nordic Aviation Capital to sell our entire fleet of ATR aircraft, including the undelivered units. We've already begun to transfer these aircraft and expect that this process will take until the end of Q2 to complete. We feel that the time was right to exit these aircraft types at this time because our focus has clearly shifted to mainline jet leasing. The ATR aircraft were very important to ALC in the early days of our Company and we've enjoyed good profits for a number of years and were able to reach attractive terms with the leading lessor in the ATR fleet, Nordic Aviation Capital, to purchase all of them in a single transaction. We view this as win-win for shareholders of ALC and for Nordic Aviation Capital.

The management side of our business continues to increase nicely. In 2015, we increased our managed fleet to 29 aircraft from 17 in 2014 and this business is tracking as we expected. Blackbird Capital I continues to ramp up, and we are now halfway down the road to filling up the $2 billion fund with aircraft that are currently in the fleet or will deliver in 2016 and 2017.

Our marketing team is using this pool of flexible capital as another tool to help us outcompete in the marketplace. As we fill up the $2 billion fund this year, we'll continue to grow our management business even further with subsequent funds at the appropriate time.

As we look forward to the first quarter, we will deliver 10 aircraft from our order book totaling approximately $650 million in capital commitments. And I'd like to remind you that the full revenue impact of these deliveries will not be realized until the following quarter and will be offset by sales activity during the quarter.

Let me now turn this over to Greg Willis, our CFO, who is going to walk you through our financial results that we believe further differentiates ALC. Greg?

Greg Willis – Air Lease Corporation – Senior Vice President and CFO

Thank you, John. We ended 2016 with another quarter of record revenues and profits. Throughout the year, we have continued to expand our adjusted returns on equity. The annualized fourth-quarter adjusted ROE was 18%.

We expect to benefit from operating leverage as our fleet grows, the refinancing of $1.1 billion in unrated high-yield bonds with investment-grade bonds, and the growth of our management fees. For these reasons, we are well-positioned to expand our adjusted returns on equity in the future.

Additionally, our order book provides us with a pipeline of attractively priced aircraft which will serve as the backbone for our continued growth.

As we continue to grow and place aircraft from our order book, we remain focused on risk and customer diversification. Broadly speaking, we limit ourselves to 10% concentrations with individual airlines.

When looking at our China exposure, which is 22% of our revenues, it's worth noting that 80% of this exposure is with the three Chinese majors -- Air China, China Southern China Eastern. These airlines are some of the strongest credits in our portfolio and have consistently performed through cycles.

On the financing side of the business, we have continued to strengthen our balance sheet. We started the year with a liquidity balance of $2.6 billion. This represents an increase of 23% from the prior year. Keep in mind that this does not include the $1.2 billion in minimum lease rental payments under contract for 2016 or the sales proceeds from the sale of our ATR fleet to NAC.

Additionally, as we mentioned in November, we pulled forward the refinancing of an unrated $500 million bond which matured in January of 2016, saving the Company nearly $10 million in interest expense annually. As we sit here today, our next public bond maturity is not come due until April 2017. In the aggregate, this provides us with a substantial amount of financial flexibility, allowing us to be opportunistic as to when we look to access the capital markets.

We have continued to maintain our target debt to equity balance of 2.5 to 1. Low leverage and unsecured financing have been key tenets of our financing strategy. This combined with an asset strategy focused on young airplanes with long leases produces a conservative credit profile. As of year-end, we have built a large base of unencumbered assets aggregating $10.6 billion with secure debt representing only 7% of total assets, which is far below rating agency investment-grade thresholds.

As John mentioned earlier, we have been very active in lease placements. As a result, the minimum future rental payments that our airline customers have committed to us have increased to $20.9 billion, up from $16.5 billion in the prior year. This includes $8.9 billion in constructed rentals on our existing fleet and $12 billion in committed rental payments on aircraft in our order book.

It is worth highlighting that the contracted rentals on our existing fleet alone exceed our outstanding principal debt balance by 115%, which is best in class. And when you combine the contracted cash flows with our 80% fixed-rate debt portfolio, this provides a substantial amount of cash flow visibility.

This concludes my review of the results and financing activities at the Company, and I will now turn it back to Ryan.

Ryan McKenna

That concludes management's remarks. For the question-and-answer session, each participant will be allowed one question and one follow-up. Now I would like to hand the call over to the operator. Operator?

Operator

(Operator Instructions) Michael Linenberg, Deutsche Bank.

Michael Linenberg – Deutsche Bank

Good morning everybody. I guess two questions here, the first just on the financials. A quick question here on just when I look at the deposits on flight equipment, you know, the PDPs here, when I look at December 31 versus December of 2015 versus 2014, it looks like they are down about $70 million and yet when I think about your order book today versus a year ago, I think it's about 30 units higher. Is that a function of just maybe having orders for more narrow bodies, or is there something else that's driving that number down?

Steven Udvar-Házy

Yes, what happened, Mike, it's a good question, is we had quite a few 777-300ER deliveries. And the 777-300ER is the highest single capital cost per unit in our fleet. And insofar as we had a number of deliveries last year, we had a very strong pipeline of deliveries that took place 2015. As we open 2016, the amount of aggregate deposits on the wide-body side, particularly the 777s, has gone down because now we've taken delivery of a large number of those 777s last year.

Michael Linenberg

Okay, perfect. That makes sense. And then just my second question, and this is probably for you, Steve, as well, sort of big picture conceptually, but we had a regional airline the filed for bankruptcy last night who happens to have a very large fleet, probably one of the largest fleets of the Embraer 170, 175 aircraft. They also have an order for C-Series.

I mean, look, I know you don't play in that space that much. I think you still have a few E190s out there. But the fact is, when you've seen this in the past, like, you know, what are the implications? Do we see -- when a big operator of that fleet type, will we see them come under pressure or is the market sufficiently large that it's more of a footnote and things sort themselves out pretty quickly? Just your thoughts on that?

Steven Udvar-Házy

Yes, well, a couple of comments. First of all, the Embraer 175 is the most popular backbone in today's US regional airline industry. And being on the board of SkyWest, you know, we are a strong supporter of their aircraft line, and for Alaska, American, Delta, United.

But I want to make an important observation. All of the E jets, all of the Embraer jets that ALC has, are outside the US. We don't have any with the US regional carriers. We have those aircraft dispersed all over the world but no US concentration, and so we have seen no decline in activity on our E jets. All of them are at leased out. In fact, we extended a whole number of leases last year. We also sold four of our E jets last year at significant profits over our net book value.

So the Republic situation is really a factor driven by pilot shortages and their inability to meet their contractual commitments with their large US domestic airline partners. But they'll continue to operate their 170s and 175s. So, it has nothing to do with the equipment. It was more of a structural problem that they had with their mainline partners.

Michael Linenberg

Great. Thanks Steve.

Operator

Jason Arnold, RBC Capital Markets.

Jason Arnold – RBC Capital Markets

Just first a big picture question for you. Steve, you've been in this business from the start and, John, you've been at it for the past 30 years. And as you mentioned in your comments, you've both been through a number of macro cycles and periods of uncertainty. I think about over that time period, the Cold War, Iraq war, debt, market volatility in the late 1990s, et cetera.

So I was just curious if you could give us some historical context on the durability of your business through some of those past periods. I feel like the market is largely missing the stability and durability of your models. So just some color and comments there would be great.

John Plueger

Thanks, Jason. Yes, we have been through a lot of those periods, everything that you've mentioned. But the industry today still has yet to face what it has already faced, which was the worst crisis resulting from 9/11. In that period, back in the day at ILFC, we had at that point in time, or within a year thereafter, we had almost 10% of the ILFC fleet subject to bankruptcy across the globe. Yet, the worst that ILFC ever did at that time is in the following year or two. The earnings were only relatively flat and progressed nicely thereafter. And we at that time used it as an opportunity to double down and buy airplanes at very, very good prices from the manufacturers who were very worried.

Today is a very far different environment. I bring that crisis up because it still remains today the worst crisis that the industry has ever faced.

Today, we are in a much more capacity driven, in terms of discipline, capacity discipline driven environment both from the airlines in terms of their own seat capacity they're putting into the marketplace but also from the manufacturers in terms of how they call and how they look at their forward order book.

So as a result of that, while you can't I don't think ever remove the cyclicality in this industry, we absolutely firmly see and believe that the amplitude, potential amplitude, of those cycles has simply decreased. There is actually less volatility.

And in our comments today, the manufacturer is being very disciplined in their production rates. You've seen Boeing adjust on the 777 downward. You saw Airbus actually go down on the A330 but then they're going to bring it back up because they've sold a lot more. So I think that that discipline overall born fundamentally by the need to concentrate on fundamental returns to shareholders and financial discipline and reality does put us in a new marketplace.

You know, we've never seen now -- when IATA announced the results of the pass-through traffic for 2015, they also pointed out it was the strongest results in over five years since the 2010 financial crisis and well above the 10-year industry average. And we see these numbers continuing to progress going forward.

So, I would say, from my vantage point, and I think Steve shares it and he may comment here, we're probably in the best overall industry position today, given our 30 to 40 years of experience, than in any time in the past.

Steve, do you want to add?

Steven Udvar-Házy

It's sort of ironic that, in the last five years if you look at the global economy, particularly the Western economies in Europe, North America and Japan, we've had the most anemic growth rate in GDP, yet the airline industry that we serve has experienced the highest profits in the last three years since the founding of the airline industry back in -- right after World War I.

So, it's very ironic that the very industry we serve is in the best financial health and is able to continue to modernize their fleets, yet traffic growth has exceeded our historical measure of two times GDP growth.

And what we continue to see is a growth in the middle classes throughout the world. We see more business mobility, and we see an increasing amount of global trade connected to the airline industry in a positive way.

So, I mean we can go back to every crisis that we've experienced starting in 1973 when I remember jet fuel prices were $0.12 a gallon. I remember when it breached $1.00 a gallon, then it went as high as $3.50, $3.75 a gallon, and we are now back well under $2 a gallon. And yet the airline industry and the leasing community has been very resilient to all of these changes.

So while we continue to pursue a conservative course, we see some very, very strong fundamentals in our industry. And I think the results demonstrate that.

Jason Arnold

Absolutely. Thanks a bunch for that wonderful content and color, guys. And then just one follow-up I guess for Greg here. Just curious if you could update us on the Firm's funding needs for this year. I don't think you need much, if any, term debt issuance, but I'd love color, an update here, and maybe some color on credit spreads seen in the market and potential rating upgrade benefits there to be had as well. Thanks.

Greg Willis

Thanks, Jason. We're sitting on -- as I mentioned in my prepared remarks, we're sitting on a very strong liquidity balance of $2.6 billion. We've already pulled forward the refinancing of our January 2016 public bond maturity. That was $500 million that we did in August.

I think we've been really focused on keeping that flexibility because we never want to be forced to go to the capital markets. So we have a significant amount of flexibility allowing us to pick and choose as to when.

But our next major maturity isn't until 2017, and we have the strength to be able to avoid the capital markets until then, but we do have the flexibility to allow us to opportunistically evaluate the markets as we see them.

I think we've been -- I think one of the key things on the rating side is that we've been really focused on growing our unencumbered asset base. We are up to $10.6 billion in unencumbered assets, only 7% of our debt being secured as a ratio to total assets. I think these are very strong points when people look at our credit to evaluate our overall ratings.

Steven Udvar-Házy

And as Greg mentioned earlier, we now have over $21 billion as we sit here today toward the end of February of contracted rentals on our jet fleet. And that cash flow in the future is a very strong signal to our bondholders that we can adequately service all of our obligations with a high degree of certainty and with a large cushion of safety.

John Plueger

I would also add, just from an overall perspective, if there's one thing I think that's still missing on the Street is the strong cash flow generation that we have in our model, and we've just given you a lot of numbers evidencing that. You know that, at the end of the day, that's really a key focus for how we look internally within management at managing our Company.

And I think that when you look at the strong platform, if you look at all of our future customers, taking future airplanes, it's a very, very strong credit quality, a very strong credit profile. We've not had anybody come to us to defer or cancel or anything else like that by any means.

So, all of these macro concerns that Steve mentioned in his prepared remarks, etc., but I do think what's missing is just the strong cash flow. What's missing from the Street perception rather is just the tremendously strong cash flow position our Company is at.

Steven Udvar-Házy

I think the other thing that we should point out is that this Company, unlike a lot of other lessors, has had and does have 100% asset utilization. We've had no write-downs of our fleet. We have total operational readiness of all of our aircraft. They are all generating revenue, and that is really unique in this particular sector.

Jason Arnold

Excellent. Thanks very much guys and we'll see you at ISTAT next week.

John Plueger

Look forward to it.

Steven Udvar-Házy

Next?

Operator

Jamie Baker, JPMorgan.

Jamie Baker – JPMorgan

You know, this question of low fuel driving ships and fleet planning clearly isn't going away as quickly as any of us had hoped. You know, the point that I consider relevant is that, while anybody really can go out and buy an old plane, being able to profitably operate it with sufficient reliability is a skill maybe that is possessed by Delta and a handful of others. I don't know if maybe if Lufthansa falls into that category.

Have you seen any evidence amongst your customers of airlines beginning to invest more in their MROs in order to enable them to potentially operate aircraft longer? It seems to me that that would be the leading indicator that something could possibly be changing.

John Plueger

The answer is no and I would comment that to the extent that the MROs are growing, it's more a function of their overall fleet size growing, not so much a shift towards older aircraft due to fuel prices. So, MRO growth is largely driven by overall fleet growth. It's not so much driven because they are changing strategy. The vast majority of airlines are changing strategy towards older aircraft.

So, the short answer is this is -- we have been looking very actively for signs of this. And as we mentioned in the past I think two quarter calls, we see this as a very positive thing not only for the financial health of our airline customers but it's really helping our re-leasing. We actually have very few leases expiring in 2016, 2017 and 2018, but those that are, we've actually accelerated the extension of those leases because as those airplanes are eight, nine, 10, maybe 11 or 12 years of age, airlines have been extending. But they've not been extending for 10 years or 15 years. They are extending for two or three or one. And in some cases, we've gotten airlines asking five, six, seven years. So it's a balanced demand profile that has been enhanced I would say for low fuel price but not at the expense of new aircraft demand.

Steven Udvar-Házy

Well, to give you an example, if we look at like, say, Delta, United, American, Delta is in a very aggressive new acquisition mode. They just took delivery of their first A321. There were a co-launch customer with us on the A330neo. They ordered the A350-900. They're getting deliveries of a stream of 100 737-900ERs. United just ordered some additional 737-NGs, but they are also taking some used A319s from both China Southern and Spirit. American has not really engaged in used aircraft hunting because they are still sort of consolidating the US Airways and the American fleet.

Jamie Baker

Sure.

Steven Udvar-Házy

But when I go to Europe and Asia, I don't really see that strategy that Delta has followed. I don't really see the leading airlines in Europe or Asia looking for used aircraft that are midlife assets.

Now, there is a large marketplace for midlife assets, but it's not the biggest network carriers that are looking for midlife assets. It's usually the smaller and midsize airlines. It's startups. It's LCCs. It's charter airlines and it's more the boutique end of the market that has shown a robust need for midlife aircraft. So that demand is coming mainly from a different segment of the market than we serve.

John Plueger

Jamie, you know I think it's a great question and thanks for allowing us to expand upon this. One thing I think that's also missed is new aircraft, like all product, new product technologies, are better aircraft in terms of their payload range. They offer -- in addition to strictly just fuel burn, they, generally speaking, live longer, longer sectors. They have greater useful loads. They have more operational utility to the airlines. They are younger. There's obvious savings in maintenance.

But let me point out one big area as well which I don't think has been recognized by the Street. You know, we're in a world where the environment plays a larger and larger role. If you see the annual reports of airlines, if you see them, they are increasingly talking about environment and sustainability and their contributions towards that platform.

When you pick up the newspaper and see a woman in Beijing on the street with a mask on her face and you can't see the opposite side of the street and they're closing schools because of that, mark my words, we are telling you, based upon our years of experience, that this over the next 10 to 15 to 20 years will become an ever big issue. And the best way to solve that issue for the airlines us to operate the most fuel-efficient fleet, not only the most fuel-efficient fleet, in other words burning less fuel, but these new technology aircraft burn less per pound of fuel and produce less NOx emissions and less carbon footprint per pound of fuel burned.

So, if you're looking at macro issues, it's far more than just fuel burn today. It's greater utility, greater payload range, lower maintenance costs, and more environmental friendliness.

Jamie Baker

I appreciate you expanding on that question. Just a quick follow-up, John, while I have you. You said you were about halfway down the runway with Blackbird. Has the plan for that entity evolved at all given what's been going on in the market, or is it basically developing in line with what you envisioned when you announced it, which I guess was something like 15 or 16 months ago?

John Plueger

No, it's developing in line. We are actively pursuing additional product, which you'll see probably more towards the middle part, middle part end of the year. Typically, you know, the first half of the year is a slower period of time for aircraft acquisition and transactions. But I'm not saying that this is going to happen forward, but the example that I gave earlier about some new aircraft additions being available from a couple of softer regions may or may not also help materialize for blackbird. So we're very actively working on that front. But you probably will not see a lot of additional transaction detail from us on that front until the middle of the year or the second half of the year.

Jamie Baker

Okay, fair enough. Steve, John, Greg and Ryan, thank you very much.

Operator

Helane Becker, Cowen and Company.

Steve Stern – Cowen and Company

Hey guys. It's actually Steve Stern on for Helane. Just one I guess bigger kind of picture question here. We've been getting a lot of concern from our investors talking about aircraft kind of coming on the market. So any thoughts on the Middle Eastern carriers kind of exiting from some of their older aircraft over the next few years? How is this going to play out? Is this going to affect kind of the resell value of any of the aircraft out there?

Steven Udvar-Házy

Well, a lot of the leases that I recall doing were 12-year leases. Some of those have been extended to as long as 18 years. So there's a natural roll-off of leases that's taking place not only among the Gulf carriers in the Middle East but it's a global phenomenon. When the leases end, either you have an extension or you have to remarket that aircraft to another airline.

Historically, in our case, about 70% to 75% of our leases get extended, and what's not extended is placed or sold to another airline or to another buyer.

So, the phenomenon you mentioned in the Middle East is really not any different than what we've seen in other parts of the world.

John Plueger

In fact, I would say, if we look back at the past year, to Steve's comment, we're actually -- and apologies, I don't have the quantity of data in front of me, but my gut tells me we're actually well north of 70% to 75% of lease extensions across those extensions that we've done. And to our point earlier, yes, fuel has very much helped that. So it's really helped all the way around. And I believe that that's going to lead us. If we look on a period basis year-to-year, I believe our extension rates in terms of -- in other words is the airline going to stay with that current lessee --are probably going to grow closer to 90%.

Steven Udvar-Házy

But interestingly, we have delivered, for example, new aircraft to the large Middle East carriers like Emirates and Etihad, both Boeing and Airbus aircraft. We have new deliveries coming up for example on 787-9s to Middle East carriers, and these are effectively replacing either their owned older aircraft or leased aircraft from other leasing companies that are coming off lease. So we continue to see this recycling going on. And our emphasis is introducing new technology aircraft at these airlines for both growth and replacement of their older jets.

Steve Stern

Okay. And then one other question just looking at I guess your net book value here. Where are you guys growing your exposure in Asia? And then what percent of your book value is not exposed to Russia currently?

John Plueger

Well, we have almost -- we have very little -- I'll see if Greg can do some quick math on Russia but we only have five airplanes there right now.

Steven Udvar-Házy

Yes, we have five A320s that represent about 1.22% of the book value of our fleet. And as far as growth in Asia, I can tell you that we've had significant emphasis on Asian carriers not only in China but outside of China. So whether it's Korea or Taiwan, Thailand, Vietnam, Indonesia, we have a very, very strong footprint in Asia external to mainland China. Mainland China is still a very strong market, but ALC is very well diversified, both in North Asia and Southeast Asia.

John Plueger

Let me just reiterate some of the specifics I gave in my prepared remarks to your point. Specifically, in Asia, on our wide-body side, we announced placements with EVA, EVA in Taiwan, four 787-9s, two 787-10s and with Malaysia Airlines four A350s, Vietnam eight 787-10s, and then in the Middle East the Oman 787-9.

And I emphasize the wide-body because it's another area I think of overblown concern here. But Asia overall still remains, by everybody's metric, no matter who you are, Boeing, Airbus, other leasing companies, still represents the strongest growth area of the world.

Steven Udvar-Házy

And we have a number of unannounced wide-body transactions that will be made public in the near future.

Steve Stern

Perfect. Thanks guys.

Operator

Arren Cyganovich, D.A. Davidson.

Arren Cyganovich – DA Davidson

I think you've done a good job of explaining how supply and demand is well-balanced today. And kind of echoing some of the prior questions, we are still getting questions about concern about supply two or three years out. I was just curious what your thoughts were about your views of where supply would be. And to the extent in your long history with the OEMs, will they cut without some sort of demand kind of shock to the system?

John Plueger

Look, based upon all these years of experience, we will be the first to admit that the announced production rates for the single-aisle aircraft in particular seem high. But at the same time, we scrub the skyline charts of the manufacturers, in some cases with them, and with the discipline that the manufacturers are showing, repeat, are showing, in current production rates, that is the methodology to adjust for any supply-demand changes going forward.

You know, I think, on an overall basis, both Airbus and Boeing are more focused on this than we've ever seen before. What should the number be? What should the production rates be? The answer is they should be sufficient to adequately meet the firm demand, the firm order that's there. As you know, both Airbus and Boeing overbook their commitments, and they are still over-quoted in many months of delivery, kind of like an airline overbooks seats.

There is no right number. The only correct concept is the adjustment of supply and demand as it is needed. And so far we see the manufacturers do that.

You know, going forward, there's questions about whether Boeing is going to develop more of the middle of the market aircraft. We're intimately involved with that discussion.

There is a dynamic in the marketplace that, on the single-aisle side, Airbus has a pretty strong platform on the A320, 321 and the neo platforms going into the future. Boeing, very, very strong on the 737-8 MAX, but their larger variant, the 737-9 MAX, has not really taken a strong footing in the marketplace yet.

So you really have a situation where, on the single-aisle side, you have sort of two strong products from the Airbus side in terms of what's already been booked in the order books. On the 737-8 MAX though, it's primarily that product. It's not to a large extent later. But the good news is no matter what happens in the world, the manufacturers do have the ability to adjust those rates, and we've actually seen that.

Arren Cyganovich

That's helpful. Thank you. And I guess, Greg, in terms of the financing, you laid out a clear plan where you have liquidity and time to wait to hit the unsecured market again. Would you be willing to in the meantime use other secured financing, bank financing, or export credit or even just additional aircraft sales if it takes a while for the unsecured market to get back to a more normalized level?

Greg Willis

I think we'd look to the unsecured bank market. Right now, we have about only -- we are only about 30% financed by the bank market, and I think there's more capacity there. I think export credits have a  great backstop for the industry but with their upfront fees, it's not currently attractive to us. And I think the market broadly misses the real benefits of being an unsecured company.

We are not biased by attach financings when we need to go out and sell our planes or transfer them around. We don't have to face swap breakage, swap costs, other there charges when we need to terminate the financing. I mean there's all these operational benefits that I think people just miss and that's why we focus so firmly on financing the business on an unsecured basis.

Ryan McKenna

I would say something that's really important, Arren, is that you give up a great deal of flexibility, as Greg was mentioning, and we don't really see the rate pick up to give up that flexibility. Because what we are able to do in the unsecured markets, both bank and term and private placements and senior bond markets, are so much superior to competitors. Why would we give up that flexibility when we don't need to and we don't pick up any rate benefit for it.

Greg Willis

Over the long-term, the unsecured investment grade capital markets has been the most efficient way to finance new airplanes. And I think we're sticking to that strategy.

Steven Udvar-Házy

Also, as we've seen some volatility in the debt markets and spreads, our actual aggregate cost of funding, debt funding has actually come down.

Ryan McKenna

The actual interest expense.

Steven Udvar-Házy

Yes the actual rate of interest -- the average rate of interest.

Ryan McKenna

The cost to the Company, which is really important to focus on.

Steven Udvar-Házy

We've also had a number of foreign banks that have joined our various bank credit facilities. So we are seeing strong demand from commercial banks, both within the US and also externally.

Arren Cyganovich

Thank you.

Operator

Kristine Liwag, Bank of America Merrill Lynch.

Kristine Liwag –  Bank of America Merrill Lynch

Steve and John, the color you provided regarding the macro environment was helpful. Can you bridge that positive qualitative outlook to some quantitative metrics? And basically in the past year, you've placed another 14 aircraft that are scheduled for 2017 delivery. Can you discuss the lease rate factor of these contracts and how they compare to lease rate factors on aircraft that are scheduled for delivery in 2016?

John Plueger

On an overall portfolio basis, Kristine, as we've said, they're stable. So if all of our forward placements are really right in line with our current overall portfolio lease rate factor, there's variability. Some are higher in the some are lower.

Steven Udvar-Házy

Also, some leases, we've done some 14-year leases and we've done 10-year leases and 12-year leases. So there are small variations based on the terms of the lease. But as John said, the aggregate lease rate factors, in fact we just went through this with our Board of Directors this week, has remained extremely level for the last four years.

John Plueger

And going forward to our placements. Every single airplane that we actually have placed now for the next five years, part of the analysis we do, and Steve was just commenting that we share with our board, on an overall basis, it's stable. It really hasn't changed much. In fact, there's no significant mathematical change to the overall lease rate factor.

Again, variability, some longer lease terms, shorter lease terms, mostly longer. But on an overall fleet basis, in our portfolio, which is what we manage to, they're consistent.

Steven Udvar-Házy

Does that help you Kristine?

Kristine Liwag

Yes, that's very helpful. And then for my second question, for the aircraft that you have already placed in your forward order book and with your experience in the industry, can you discuss a time when an airline has walked away from a binding lease? And I guess to ask my question a little bit differently, are there any airlines today on your watchlist that have signed a forward binding lease?

Steven Udvar-Házy

Yes, in the history, I've been in this business now almost 50 years. There's only been one time that an airline walked away and it was Philippine Airlines that walked away from a 747-400. So that should be close to your heart. But that was back in 1998.

And we had a $3 million letter of credit from Chase Manhattan Bank which we collected, but we leased the aircraft immediately to Air New Zealand on a 12-year lease. But there's only been one time that an airline actually walked away from a delivery. That was 1998. Sorry to be so personal.

Kristine Liwag

Thank you very much.

Operator

Christopher Nolan, FBR and Company.

Christopher Nolan – FBR and Company

Any possibility that some of your A320neo deliveries could be delayed because of the engine issue?

Steven Udvar-Házy

A couple of weeks here and there. Thankfully we were not at the upfront end of the program as were Qatar and Lufthansa. Our first delivery was originally scheduled for the end of May, and now it looks like it's going to be in the early part of June. Subsequent deliveries appear to be in good shape.

We do not see any delays on any CFM powered deliveries, and we are advised and confirmed by Pratt & Whitney that the modifications on this engine startup timing will be rectified by no later than July or August. So, we'll only get one airplane delivery that will be the pre-modified version.

So I think, going forward, we are in good shape. In 2017, we have a very robust delivery schedule of A320 and A321neos, both Pratt and CFM powered, and I just got a confirmation this morning from Airbus that everything is on track.

Christopher Nolan

As my follow-up --

Steven Udvar-Házy

So we had one delivery -- yes, go ahead.

Christopher Nolan

As my follow-up question, on the 757 replacement that you mentioned earlier, Aviation Week mentioned where Boeing might announce a program sometime this year. Do you think this will be an aircraft attractive to lessors and if Air Lease were to make an order, how would it finance it?

Steven Udvar-Házy

Well, there's different schools of thought on the design of this aircraft. And we do not believe, at this point, Boeing has made a definitive decision on the configuration of the aircraft and there's a number of alternatives.

A single-aisle aircraft is an aircraft that would use the existing fuselage of the 737. There's a small wide-body twin-aisle version. There's multiple scenarios that Boeing and the engine companies are evaluating, both in terms of acquisition costs, in terms of development costs, in terms of timing, how competitive that aircraft would be against the A321neo. So there's many, many variables, and I don't believe that Boeing, either at the commercial airplane division level in Seattle for in Chicago, has made any final determinations on what is the best course of action.

As to your second question, if the aircraft we feel offers significant economic and operational benefits to the airlines, we would definitely consider ordering that aircraft. However, let me caution you that the introduction date of any new technology airplane in that category is probably at least eight or nine years away minimum.

So in terms of visibility on lease rates and how we would finance it, looking at deliveries in 2023, 2024, 2025, it's very difficult to forecast the timing of that program, what those aircraft would cost, what the financing environment is at the time. But if we do place an order, it will have no revenue impact on ALC for many, many years. So, it's really an insignificant element in our five-year financial planning.

Christopher Nolan

Great. Thank you for taking my questions.

Operator

James Ulan, Credit Suisse.

Moshe Orenbuch – Credit Suisse

Actually this is Moshe. Yes, a quick question because most of my questions actually have been asked and answered. But just wondering, I mean, there clearly are some stresses in the industry. How do you think about Air Lease's ability to kind of capitalize on some of them, you know, and some of the things you see out there that might be affecting competitors? Any things that you kind of think of that would be new tactics or strategies either for the Company or through Blackbird over the course of the next year?

John Plueger

Yes, well, for both of those, the Company and Blackbird, I mentioned the possibility of some new aircraft positions coming out of specifically South America and possibly Russia. We are always looking for those opportunities. You know, any unanticipated or not unanticipated airline economic weakness on a specific airline basis are usually when airlines start experiencing difficult times. That's when they start selling aircraft. And so we are looking at those opportunities, even on existing aircraft. And again, I have to point to South America as a prime example.

This is not a flood of airplanes that are going to be coming on the market. I'm talking about kind of a trickle theory. But they do represent incremental growth opportunities.

Also, as we move forward in the leasing community, to the extent that other leasing companies are looking to change their portfolio mix in one direction or another, we just sold our ATR portfolio for example, we would be looking to pick up portfolios from other lessors that may be deciding to change their mix or change their forward strategy.

So that's our job is to look at incremental opportunities every day. We see them. They're always there. As I mentioned, way back in our history in the worst time at 9/11, we went out and doubled down and ordered a bunch of airplanes with the manufacturers because they were scared and the pricing was good.

So, I think we have a lot of experience based upon any developments in the marketplace, any macro issues. You know, we also mentioned we still remain skeptical that some of the very, very large orders placed by some of the low-fare carriers in Asian and Europe, we're talking 300, 400, 500 units, which are far more than they could ever use, we are still not convinced that those airplanes are going to end up with the original buyers or the original purchasers. So we think that those represent additional opportunities as well.

Steven Udvar-Házy

And just to echo what John said, for example, in the second half of last year, we acquired three Boeing 737NGs from an airline in the Middle East that was not in our original business plan. And in the fourth quarter, we actually sold two of those aircraft to another lessor at a significant gain on the disposition, and we kept one aircraft in our own portfolio.

So, we're going through processes right now where there are pockets of aircraft availability at attractive prices. And as Greg mentioned, we have significant liquidity. We have large unused credit lines and we can avail ourselves to these opportunities because of our financial strength and flexibility.

Moshe Orenbuch

Great. Thanks very much.

Operator

Andrew Light, Citigroup.

Andrew Light – Citigroup

John, your comments on the MAX vis-a-vis the neo would suggest that the neo could probably just maintain the advantage it currently has over the MAX. And do you see those programs eventually going to parity particularly now that the MAX is in test flight?

John Plueger

Well, certainly, Boeing is pulling out all the stops to make sure that there is parity. My only point is that, so far to date, the market has robustly accepted and in fact embraced in a huge way the A321neo and the A320neo, whereas Boeing of course is maximizing a great airplane, which is the -8 MAX, but let's face it, they're falling short on the -9 MAX.

So the whole point is you have -- can one airplane effectively today, and that's the -8 MAX, will that sustain the same kind of single-aisle production rate that Airbus is looking to do now they've announced 62 potentially a month in 2019. So it's basically can you do that with two horses or one? But having said that, there is very strong market demand for the -8 MAX, and you can rest assured that Boeing is doing everything they possibly can to maximize their market penetration of that aircraft. But you know, the future remains to be seen.

Steven Udvar-Házy

Just as a footnote, we are the largest leasing customer for the 737 MAX with 112 firm orders, and we're also the largest customer on the A321neo. So we have a very strong insight into the marketplace. We have already leased a lot of these aircraft, both of these types, on a global scale too many, many airlines. And we do see, as I indicated earlier, very robust demand for both versions.

We're not necessarily advocates of this 50-50 market share theory because the airlines themselves will ultimately decide what they need and in what quantities. But I think Air Lease is very well-positioned to take advantage of the benefits that both of these new aircraft ties bring to the marketplace.

Andrew Light

Just a question on lease placements based on your comments. Do I take it that the six planes this year and 11 next and then maybe most of the 10 in 2018 are largely already dealt with in terms of expansions or releasing?

Steven Udvar-Házy

Correct. We have very, very low content in terms of lease expirations. And a number of these leases have already been extended and we've also taken aircraft out of one lessee and released on medium or long term leases to another lessee. But that's an ongoing process that our executive marketing team is engaged in. But we do not expect any aircraft to be in an off-lease status for more than a transition period between two leases.

John Plueger

Andrew, I'll remind you we can look at our 10-K and you can actually see the scheduled lease expirations by year. I want to point out though our policy out of conservativism is we book the earliest possible expiration.

For example, in a very few cases, if there is an early termination option, we show the lease expiry at that early termination option, whether or not that option has been exercised or whether we think it will be exercised or not. So it's a very conservative table but I would urge you as a comparative to other lessors look at our table of lease expirees versus anybody else's. And I think you're going to find we have absolute lowest number in terms of the percentage or (technical difficulty) quantity of aircraft. I think it's one of our huge competitive strengths.

Andrew Light

That's great. Thank you very much.

Operator

And I'm showing no further questions at this time. I would now like to turn it back over to Mr. Ryan McKenna for any closing remarks.

Ryan McKenna

This concludes our call for today. Thank you all for your participation and we will speak with you at the end of Q1.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes today's program. You may now disconnect. Everyone have a great day.